Exhibit 3.A

CERTIFICATE OF CONVERSION

FROM A GENERAL PARTNERSHIP TO A

LIMITED LIABILITY COMPANY

PURSUANT TO SECTION 18-214 OF THE

DELAWARE LIMITED LIABILITY COMPANY ACT

This Certificate of Conversion of Colorado Interstate Gas Company (the “General Partnership”) dated as of August 31, 2011, is being duly executed and filed by an authorized person of the General Partnership to convert the General Partnership to a Delaware limited liability company in accordance with Section 18-214 of the Delaware Limited Liability Company Act (the “DLLCA”).

1.	The name of the General Partnership immediately prior to filing this Certificate of Conversion, was:

Colorado Interstate Gas Company

2.	The name of the General Partnership set forth in its Statement of Partnership Existence was:

Colorado Interstate Gas Company

3.	The jurisdiction of the General Partnership immediately prior to filing this Certificate of Conversion was:

Delaware

4.	The jurisdiction where the General Partnership was first created is:

Delaware

5.	The date the Statement of Partnership Existence of the General Partnership was filed is:

November 1, 2007

6.	The name of the limited liability company (the “LLC”) as set forth in its Certificate of Formation is:

Colorado Interstate Gas Company, L.L.C.

7.	This conversion has been approved in accordance with the provisions of Section 18-214 of the DLLCA.

IN WITNESS WHEREOF, this Certificate of Conversion has been executed by an authorized person of the General Partnership on the 31st day of August, 2011.

By:	/s/ Stacy J. James
Stacy J. James Authorized Person